QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.40

EXECUTION COPY

MANAGEMENT AGREEMENT

Dated as of May 13, 2002

By and Between

APCOA/Standard Parking, Inc.

and

AP Holdings, Inc.

MANAGEMENT AGREEMENT

        MANAGEMENT AGREEMENT ("this Agreement") dated as of May 13, 2002 by and between APCOA/Standard Parking, Inc., a Delaware corporation (the "Company") and AP Holdings, Inc., a Delaware corporation (the "Manager").

W I T N E S S E T H:

        WHEREAS, the Company desires to have the Manager provide certain management services; and

        WHEREAS, the Manager desires to provide such services.

        NOW, THEREFORE, IT IS AGREED:

ARTICLE I

MANAGEMENT

        Section 1.1    Appointment.    The Company hereby appoints the Manager as its manager on the terms and conditions hereinafter set forth and the Manager hereby accepts such appointment.

        Section 1.2    Scope of Service.    The Manager shall to the extent reasonable and necessary:

  (i)
  provide such number of non-executive members of the Board of Directors of the Company, including the Chairman, if so requested, as is required to ensure efficient management and control of the Company, such Directors undertaking such functions as are customary for non-executive Director;

  (ii)
  take steps and planning measures to ensure at all times employment of an efficient and professional management team;

  (iii)
  assist in determining the strategic direction of the Company;

  (iv)
  to the extent it considers necessary or desirable in the interest of the Company retain professional advisors and consultants, including, without limitation, auditors, legal advisors and attorneys, financial advisors, etc., to perform such expert services as are not included by the preceding and as are not reasonably incidental thereto;

  (v)
  assist in determining the Company's capital structure, maintaining normal relationships with financing sources, and arranging necessary financing, including negotiation of financing documentation;

  (vi)
  search for, evaluate and present new investment opportunities; and

  (vii)
  establish and maintain contacts with existing and potential equity investors and other sources of capital.

        Section 1.3    Payment.    In consideration of the foregoing services, commencing as of January 1, 2002, the Manager shall be entitled to receive an annual management fee, payable in cash quarterly, not later than 10 days after the end of each quarter, in an aggregate annual amount not to exceed US$3,000,000; provided, however,

  (i)
  neither the Manager nor any of its employees shall be entitled to any further fees or emoluments by reason of Board participation or otherwise in connection with rendering such management services, and to the extent the Company shall make any such payment, the gross aggregate amount thereof shall be deducted from the aforementioned fee, including, without limitation, payments made (if any) to any of the Manager's officers or employees who are employed directly by the Company;

  (ii)
  the Manager shall be entitled to reimbursement from the Company for travel expenses reasonably incurred in performing its services hereunder, equitably shared if attributable in part to such services and in part to other activities, provided that the Manager shall seek to invoice the party to which such expenses are attributable; and

  (iii)
  to the extent the Manager has paid for any services as referred to in paragraph (iv) of the preceding Section 1.2, the Manager shall be entitled to prompt reimbursement, but shall seek to apportion such expenses to the party to which they are attributable;

and further provided, that the terms and conditions of this Agreement and the Company's obligations to make any payments to Manager under this Agreement are expressly conditioned upon the Company's compliance with the terms of the covenants contained in, (a) the Company's new $40 million senior credit facility with LaSalle Bank National Association and various financial institutions dated as of January 11, 2002, (b) the separate indentures governing (i) the Company's 14% Senior Subordinated Second Lien Notes, and (ii) the Company's 9 1/4% Senior Subordinated Notes, including, but not limited to any restrictions on transactions with affiliates contained therein.

        Section 1.4    Advisory Services.    While the preceding services do not include consulting and financial advisory services ("Advisory Services"), the Company may from time to time retain the Manager to perform Advisory Services in connection with all debt and equity transactions, acquisitions and disposals, including mergers and demergers, and similar transactions; provided that:

  (i)
  if the Board of the Directors of the Company determines that the Manager be lacking in expertise or capacity so as to provide a professionally satisfactory service, it shall to such extent be entitled not to appoint the Manager to perform such services;

  (ii)
  the Manager shall be entitled to decline such appointment, but only prior to commencement of such services; and

  (iii)
  other than as reimbursement from time to time agreed for out-of-pocket expenses, the Manager shall only be remunerated for its services if the transaction to which they relate is consummated, and then on such basis as is customary and reasonable for the type of transaction in question in the relevant market, as determined by the Board of Directors of the Company.

ARTICLE II

CAPACITY; EXCLUSIVITY

        Section 2.1    Capacity; No Liability.    In performing its services hereunder, the Manager shall to a reasonable extent ensure that it shall at all times have adequate expertise and capacity to perform such services in a professionally satisfactory manner, provided that:

  (i)
  if the Manager shall at any time have inadequate expertise and/or capacity, the Manager shall be entitled to attribute priority and allocate available expertise and capacity in such manner as it considers fair and reasonable, as if all functions to performed for the Company, the Manager's own activities and other clients of the Manager were to be performed for the same principal; and

  (ii)
  absent gross negligence and willful misconduct, the Manager shall have no liability of whatsoever nature to the Company in connection with rendering services hereunder or otherwise in connection herewith, and the Company shall on a continuing basis, as and when required by the Manager, to the fullest extent save and render the Manager harmless against all liability and cost which any third party may seek to impose on the Manager by reason of its functions hereunder for the Company, subject to the Manager from time to time rendering a full account as to such liability and cost, such that the Company shall ultimately only bear such net liability and cost, without deduction for any counterclaim that the Manager may successfully make on its own behalf.

        Section 2.2    Exclusively.    The Manager shall for the duration hereof refrain from conducting activities on its own behalf or on behalf of others, which are similar to those of the Company unless the Manager shall reasonably consider that no conflicting interest would arise by reason of such conduct.

ARTICLE III

TERMINATION

        Section 3.1    Termination.    This Agreement shall terminate on December 31, 2012; provided, however, that this Agreement shall be automatically renewed for one additional five-year term terminating on December 31, 2017 unless either party hereto gives the other party written notice no later than June 30, 2012 of its intention to terminate this Agreement. Notwithstanding anything in the foregoing to the contrary, this Agreement may be terminated:

  (i)
  by the Company, if the Manager shall fail to perform its obligations hereunder in such manner as shall constitute willful misconduct or gross negligence;

  (ii)
  by the Company, if the Manager shall be rendered incapable of performing its functions hereunder and the Company shall reasonably anticipate that such total incapacity will endure for a period of at least three months;

  (iii)
  by either party, if the other party shall be adjudicated as insolvent by a competent court of first instance, or shall admit its general inability to discharge its obligations as and when they fall due to be discharged, or shall generally cease so to discharge its obligations, or shall otherwise become insolvent; or

  (iv)
  by either party upon giving the other party six (6) months' written notice;

        but not for any other reason.

ARTICLE IV

MISCELLANEOUS

        Section 4.1    Notices.    All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered by personal delivery, overnight courier, telecopier or registered or certified mail, return-receipt requested and postage prepaid addressed as follows:

        If to the Company, to:

    APCOA/Standard Parking, Inc.
    900 North Michigan Avenue
    Suite 1600
    Chicago, Illinois 60611

    Attention: Chief Financial Officer
    Fax: (312) 640-6160

        If to the Manager, to:

    AP Holdings, Inc.
    545 Steamboat Road
    Greenwich, Connecticut 06830

    Attention: President and Chief Executive Officer
    Fax: (203) 661-5756

or to such other address as any such party hereto may, from time to time, designate in writing to the other party hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.

        Section 4.2    Governing Law.    The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Illinois applicable to agreements executed and to be performed solely within such State.

        Section 4.3    Counterparts.    This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

        Section 4.4    Amendments.    This Agreement may be changed or terminated and any provision of this Agreement can be waived, amended, supplemented or modified only by written agreement of the Company and the Manager.

        Section 4.5    Entire Agreement.    This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings (whether written or oral) with respect thereto.

        Section 4.6    Captions.    The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, each of the parties hereto has caused its name to be hereunto subscribed by is representative thereunto duly authorized all as of the day and year first above written.

APCOA/STANDARD PARKING, INC.
By:	/s/ G. MARC BAUMANN G. Marc Baumann Executive Vice President, Chief Financial Officer
AP HOLDINGS, INC.
By:	/s/ JOHN V. HOLTEN John V. Holten President & Chief Executive Officer

QuickLinks

  EXHIBIT 10.40
MANAGEMENT AGREEMENT Dated as of May 13, 2002 By and Between APCOA/Standard Parking, Inc. and AP Holdings, Inc.
MANAGEMENT AGREEMENT
ARTICLE I MANAGEMENT
ARTICLE II CAPACITY; EXCLUSIVITY
ARTICLE III TERMINATION
ARTICLE IV MISCELLANEOUS